SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2013
Date of Report
(Date of Earliest Event Reported)

POWERDYNE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-53259	20-5572576
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Jefferson Place
100 Jefferson Boulevard, Suite 200
Warwick, Rhode Island 02888-3849
(Address of Principal Executive Offices)

401/739-3300
(Registrant’s Telephone Number)

ITEM 1.01	Entry into a Material Definitive Agreement

On August 7, 2013 the Registrant (or the “Company”) entered into an Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company (the “Investor” or “Kodiak Capital”), whereby Kodiak Capital is committed, subject to certain terms and conditions, to purchase up to $3,000,000 of the Company's common stock (collectively, the “Investment Facility”).  The Registrant plans to file a registration statement to register the Kodiak Capital shares.

The Investor’s commitment under the Investment Facility provides the Company with the flexibility to obtain capital as the Company deems that funds are needed.  The arrangement under the Investment Facility sets the purchase price for the Investor of the Company’s common stock at 80% of the lowest closing bid price over five (5) consecutive trading days from the date that the Company sends notice to the Investor of its intent to put shares to the Investor.

The Investor will make its investments in the Company in reliance upon applicable exemptions from registration under the Securities Act of 1933, as amended.  Pursuant to the Registration Rights Agreement, the Company will register the shares for resale through the filing of a registration statement with the Securities and Exchange Commission.  The Investor is not committed to purchase shares of the Company’s common stock unless certain conditions are satisfied, including, but not limited to, the following: (i) the Securities Exchange and Commission declaring the registration statement effective covering the shares of common stock subject to the Investment Facility and (ii) the Company’s common stock being listed on its principal market without being suspended for at least certain specified periods of time.

The Investment Agreement may be suspended upon the trading of the Company’s common stock being suspended for a period of two (2) consecutive trading days or the Company’s common stock no longer being registered under the Securities Exchange Act of 1934, as amended.  The Investment Agreement may permanently terminate under a number of circumstances, including, but not limited to, the following: (i) once the Investor has purchased an aggregate of $3,000,000 under the Investment Facility, (ii) six (6) months from the date that the Securities Exchange and Commission declares a registration statement effective covering the shares of common stock subject to the Investment Facility (subject to the right of the parties to mutually extend such date of termination of the Investment Agreement) or (iii) upon written notice by the Company.

Both the Investment Agreement and the Registration Rights Agreement are attached as exhibits to this Current Report and incorporated herein by reference.

ITEM 8.01	Other Events

In connection with the establishment of the Investment Facility discussed in Item 1.01 above, the Company paid $15,000 in cash to Kodiak Capital for the preparation of the Investment Agreement and Registration Rights Agreement related thereto.

ITEM 9.01	Exhibits

10.1	Investment Agreement

10.2	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

POWERDYNE INTERNATIONAL, INC.

Date: December 12, 2013	/s/ Dale P. Euga
President